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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person*

    Hickman                        Thomas
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        (Last)                      (First)                        (Middle)

    12525 Chadron Avenue
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                                   (Street)

    Hawthorne                        California                    90250
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        (City)                      (State)                           (Zip)

        *  If the Form is filed by more than one Reporting
           Person, see Instruction 4(b)(v).
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2.  Issuer Name and Ticker or Trading Symbol OSI SYSTEMS, INC. (OSIS)
                                             -----------------------------------

3.  IRS or Social Security
    Number of Reporting
    Person (Voluntary)
                       --------------


4.  Statement for Month/Year  7/01
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    X    Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock         6/01/01      M              $37,500       A           $2.50       15,000                 D
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                                                                                                                              (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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
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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed (D) of
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                          ----------------------------------------------------
                                                                            Code     V                   (A)         (D)

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
Emplpyee Stock Option                   $2.50           6/1/01               M                           15,000
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


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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Nature
   cisable and            Underlying Securities             of               of Deriv-             ship Form          of In-
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             direct
   Date                                                     ative            Secur-                rivative           Bene-
   (Month/Day/                                              Secur-           ities                 Secu-              ficial
   Year)                                                    ity              Bene-                 rity:              Owner-
                                                            (Instr. 5)       ficially              Direct             ship
 --------------------------------------------                                Owned                 (D) or             (Instr. 4)
 Date          Expira-              Amount or                                at End                Indirect
 Exer-         tion         Title   Number of                                of month              (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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
  (1)          6/4/01  Common Stock   15,000                $2.50

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Explanation of Responses:

(1) Entire employee stock option is vested.


   **  Intentional misstatements or omissions of facts constitute Federal                /s/ Thomas Hickman               7/13/01
       Criminal Violations.                                                         ---------------------------------    ----------
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                     ** Signature of Reporting Person       Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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